Exhibit 10.1

TERMS OF EMPLOYMENT

FOR RONALD G. EIDELL

AS INTERIM CEO AND PRESIDENT

1.             Term.  Mr. Eidell shall serve as the CEO and President of NeoPharm, Inc. on an interim basis until his successor shall be duly elected and qualified by the Board of Directors or until his employment shall be otherwise terminated, whichever is earlier, as provided in the definitive employment agreement to be entered into by the Company and Mr. Eidell.

2.             Base Salary.  Mr. Eidell shall receive a base salary of $325,000 per year, prorated for the period during which he serves.

3.             Bonus.  Mr. Eidell shall be eligible to receive a bonus (the “Bonus”) based on a percentage of his Base Salary, and prorated for the period of his employment.  The Bonus, if any, shall be determined by the Compensation Committee based on the achievement by the Company of certain specific strategic plans and goals (the “Performance Goals”) during the Executive’s period of employment with such Performance Goals to be determined by the Board, in consultation with the Executive, within 90 days of Executive’s employment.  Achievement of the Performance Goals, as determined by the Compensation Committee, shall result in the following payments to Mr. Eidell as a percentage of base salary:

Level of Achievement	Bonus as Percent of Base Salary

Below Target	0 - 35%
Target Goal	35%
Overachievement Goal	35% - 50%

4.             Options.  The Company shall grant to Executive options pursuant to the Company’s 1998 Equity Incentive Plan (the “Option Plan”), as amended, to purchase 80,000 shares of the Company’s Common Stock (the “Options”) at an option exercise price equal to the Fair Market Value as determined under the Option Plan as of the Date of Grant, as determined under the Option Plan.  The Options shall vest upon the termination of the Term as a result of the Executive’s stepping down to allow a new permanent CEO to take office or, if the term has not previously ended, one year from the Date of Grant, whichever occurs earlier.

5.             Additional Benefits.

•                                          The Company will provide Executive with a monthly transportation allowance in the amount of $1,500.00 per month to be used by Executive for commuting to and from the Company’s offices;

•                                          The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms under the Company’s health insurance plan, but subject to completion of normal waiting periods during which time the Company will pay or reimburse the Executive for the costs of COBRA coverage for the Executive and his family;

•                                          Executive shall be eligible to participate in the Company’s 401(k) program and life insurance programs.

6.             Agreement with Tatum Partners, LLC.  As Mr. Eidell is a partner in Tatum Partners, LLC, (“Tatum Partners”) the Company will enter into an agreement with Tatum Partners providing for up to 20% of Mr. Eidell’s Base Salary and Bonus, if any, to be remitted to Tatum Partners in consideration for Mr. Eidell’s serving as President and CEO of the Company, which agreement may also include, but not be limited to, provisions obligating the Company to indemnify and hold harmless Tatum Partners.

7.             Other Standard Terms and Conditions.  The Employment Agreement to be entered into by the Company with Mr. Eidell shall also include such additional terms conditions and consents, including restrictive covenants, as the officer of the Company negotiating such agreement shall determine to be advisable.

.	Approved and adopted by the Board of Directors of NeoPharm, Inc. on March 10, 2005.

Accepted this 10th day of March, 2005

/s/ Ronald G. Eidell
Ronald G. Eidell